EXHIBIT 99

PRESS RELEASE  DATED January 25, 2007

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2006 RESULTS

Total Year Earnings per share increase 9.3 percent;

Operating cash flow hits record high of $338 million

NEENAH, WISCONSIN, January 25, 2007 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.39 per share for the fourth quarter ended December 31, 2006.  Excluding the impact of $0.03 per share of restructuring and related charges, diluted earnings would have been $0.42 per share for the fourth quarter of 2006.  Diluted earnings per share for the full year 2006 were $1.65, a 9.3 percent increase from $1.51 per share reported in 2005.  Excluding the effect of special items from 2005 and 2006 as described in the attached schedule, “Reconciliation of Non-GAAP Data”, diluted earnings per share for the year ended December 31, 2006, would have increased by 17.8 percent.

Commenting on the results of 2006, Jeff Curler, Bemis Company’s Chairman, President and Chief Executive Officer, said, “We have accomplished a great deal in 2006.  Sales and earnings growth are back on track.  We have improved our cost structure with our 2006 restructuring activities.  Cash flow from operations reached a record high.  We have managed costs well and improved production efficiencies in 2006, and we have additional opportunities for cost improvement in 2007.  More importantly, we are delivering new, innovative products to our customers and marketing our proprietary products on a global basis.  Bemis is well positioned to participate in the growing global economies, and we are looking forward to expanding into new markets such as case-ready meat and pharmaceutical packaging.”

CONSOLIDATED RESULTS

Quarter Ended December 31, 2006

Quarterly diluted earnings per share were $0.39 for the fourth quarter ended December 31, 2006.  Results include a $0.03 per share impact from restructuring and related charges.  Results for the quarter reflect a lower income tax rate attributable primarily to the final determination of the benefits provided under The American Jobs Creation Act of 2004.  Quarterly diluted earnings per share were $0.42 for the fourth quarter ended December 31, 2005.  In 2005, the year-end of the European subsidiary in our pressure sensitive materials business segment changed from November 30 to December 31, adding $0.02 per share to the results of the quarter.  Results for the fourth quarter of 2005 also include the impact of additional tax expense of approximately $0.06 per share related to the repatriation of international subsidiary earnings under The American Jobs Creation Act of 2004, partially offset by a favorable impact of $0.03 per share related to adjustments for the finalization of the Dixie Toga purchase accounting.  (See attached schedule: “Reconciliation of Non-GAAP Data”.)  The effect of currency translation was not significant to either period.

Bemis recorded fourth quarter net sales of $900.6 million in 2006 compared to $892.0 million in the fourth quarter of 2005, a 1.0 percent increase.  Excluding the impact of the 2005 change in year-end for a foreign subsidiary, net sales for the fourth quarter of 2006 would have increased by 3.8 percent.  Currency translation increased net sales for the quarter by about 2.4 percent.

Year Ended December 31, 2006

For the full year 2006, Bemis reported diluted earnings of $1.65 per share.  This result includes restructuring and related charges of $0.18 per share.  Earnings per share results for the full year 2005 totaled $1.51, including approximately $0.05 per share of tax charges related to the international earnings repatriation.  (See attached schedule: “Reconciliation of Non-GAAP Data”.)  Excluding the impact of restructuring activities and special tax charges, earnings per share increased 17.8 percent in 2006.

This year’s net sales of $3.6 billion increased 4.8 percent over net sales in 2005 of $3.5 billion.  Excluding the impact of the change in year-end of the European subsidiary included in 2005, net sales in 2006 increased 5.3 percent.  The impact of currency translation was a benefit to net sales growth in 2006 of 1.8 percent.

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 82 percent of total Company net sales during the quarter, reported net sales of $743.3 million in the fourth quarter, an increase of 3.2 percent compared to the same quarter in 2005.  Currency effects accounted for sales growth of 2.0 percent.  Segment operating profit for the fourth quarter of 2006 was $83.6 million, or 11.2 percent of net sales, which included restructuring and related charges of $4.1 million.  Restructuring and related charges reflect the costs associated with our previously announced facility consolidation and capacity reduction efforts.  Segment operating profit for the fourth quarter of 2005 was $93.1 million, including a $5.4 million favorable impact related to the finalization of purchase accounting.  (See attached schedule: “Reconciliation of Non-GAAP Data”.)  Excluding restructuring and related charges from 2006 and the purchase accounting adjustment from the fourth quarter of 2005, segment operating profit as a percentage of net sales would have decreased to 11.8 percent from 12.2 percent a year ago.   Currency translation increased operating profit by $1.2 million in the fourth quarter of 2006.

For the total year, net sales of flexible packaging increased 5.1 percent to $3.0 billion.  Currency effects accounted for sales growth of 2.1 percent.  Operating profit increased to $335.1 million, or 11.2 percent of net sales, including restructuring and related charges of $29.0 million.  Excluding restructuring and related charges, total year segment operating profit would have been $364.1 million or 12.1 percent of net sales compared to $333.3 million, or 11.7 percent of net sales in 2005.   The impact of currency translation was a $6.5 million benefit to operating profit for 2006.

Commenting on the flexible packaging business segment results for the quarter, Curler said, “This year we reported healthy sales growth in nearly all of our flexible packaging markets.  Total year operating margins have improved, benefiting from restructuring related savings, improved cost management, enhanced production efficiencies and better sales mix.  The fourth quarter ended weaker than we had expected as orders and shipments slowed down during the month of December.  We attribute slower orders to a sharp decline in energy prices, motivating some customers to delay orders in an attempt to obtain lower pricing.  We also believe that slower shipping in December may reflect year-end inventory de-stocking by certain customers.  We expect this weakness to be short-lived as customers begin to rebuild inventory levels to meet seasonally stronger demand for products early in 2007.

In 2006, our product teams worked closely with customers to support their growth initiatives with value-added packaging that incorporates consumer convenience features and high performance film structures.  In 2007, our customers will experience another strong year of new products from Bemis.  We are expanding our product reach with the introduction of a broad array of new products and packaging features that will further strengthen our competitive position and improve sales mix.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $157.3 million.  During the fourth quarter of 2005, the year-end of the European subsidiary in this segment was changed, creating a 13-month reporting period in 2005.  Excluding the impact of the change in the reporting period during the fourth quarter of 2005, net sales for the fourth quarter of 2006 would have increased 6.8 percent from the prior year.  Currency effects accounted for sales growth of 4.3 percent.  Segment operating profit of $9.2 million or 5.8 percent of net sales compared to the fourth quarter of 2005 when segment operating profit was $14.7 million or 8.6 percent of net sales.  Operating profit in the fourth quarter of 2005 included a restructuring gain of $0.5 million.  Excluding the impact of the extra month included in 2005 and restructuring and related charges and gains from operating profit of both periods, operating profit would have been $9.2 million or 5.9 percent of net sales in the fourth quarter of 2006, compared to $11.0 million or 7.4 percent of net sales for the fourth quarter of 2005.  The impact of currency translation was insignificant to fourth quarter operating profit in 2006.  Operating profit was negatively impacted by higher raw material costs in the fourth quarter of 2006.

For the total year, net sales of pressure sensitive materials were $639.3 million, a 3.4 percent increase from the net sales of 2005.  Excluding the impact of the additional month of sales of the European subsidiary included in 2005, net sales in 2006 increased 6.6 percent, reflecting strong growth in each of the three product lines.  Currency effects accounted for sales growth of 0.7 percent.  Operating profit was $50.1 million or 7.8 percent of net sales in 2006, including restructuring and related charges of $1.0 million.  This compares to operating profit of $41.3 million or 6.7 percent of net sales in 2005, which included restructuring and related gains of $1.5 million.  Excluding the impact of restructuring and related activities from each year and the extra month of European subsidiary results in 2005, operating profit as a percent of net sales would have been 8.0 percent in 2006 and 6.5 percent in 2005.   This profit improvement reflects the improved sales mix and effective cost management efforts during the year.  The impact of currency translation was insignificant to operating profit in 2006.

Commenting on the results of the pressure sensitive materials business segment, Curler noted, “This business continues to strengthen as we execute a growth strategy that incorporates customer-focused innovation with six sigma-driven manufacturing excellence.  This year we have improved our competitive position in label products, and we’re growing our value-added graphic and technical product lines.  In 2007, we will be introducing new innovative products that will improve performance and reduce costs.   We are adding capacity in North America and Europe for our higher margin graphic and technical product lines.  Growth in these product lines will further improve profitability in this segment.”

Restructuring and Related Charges

In January of 2006, the Company announced the planned closure of five flexible packaging facilities and one pressure sensitive materials facility in order to consolidate production capacity and improve overall cost structure and efficiency.  These efforts were substantially complete as of December 31, 2006.  Restructuring and related charges incurred during the fourth quarter totaled $5.7 million, of which $0.9 million primarily reflects accelerated depreciation and is recorded as a component of cost of products sold.  The remaining $4.8 million primarily reflects employee-related costs and is recorded as a component of other costs (income).

Other Costs (Income), Net

For the fourth quarter of 2006, other costs and income primarily includes $4.8 million of costs resulting from the 2006 restructuring activities which are more than offset by $5.4 million of financial income.

Capital Structure

Total debt to total capitalization was 33.0 percent at December 31, 2006, compared to 35.8 percent at December 31, 2005.   Total debt as of December 31, 2006 was $789.8 million, a decrease of $54.3 million from the balance of $844.1 million at December 31, 2005.  Effective December 31, 2006, Bemis adopted Statement of Financial Accounting Standards No. 158, “Accounting for Pensions”, which had the effect of reducing stockholder’s equity by $63.8 million and deferred taxes by $40.0 million.  This adjustment increased the ratio of debt to total capitalization at December 31, 2006 by 1.2 percent.  Cash flow from operating activities totaled a record $338.3 million in 2006, a 21 percent increase from 2005.  Strong cash flows throughout 2006 were used to support increased dividend payments, a $158.8 million capital expenditures program, a $17.8 million share repurchase program, and $54.3 million of debt reduction.  During the fourth quarter of 2006, Bemis made tax-deductible, voluntary pension contributions totaling $24.0 million to its U.S. pension plans.

2007 Earnings Outlook

The 2006 initiatives that focused on quality-oriented cost reduction efforts and productivity initiatives to improve return on assets are expected to continue to drive improved profitability in 2007.  Bemis expects first quarter 2007 diluted earnings per share to be in the range of $0.44 to $0.46.  The first quarter is historically the slowest sales volume quarter of the year for Bemis’ markets.  For the full year 2007, management expects diluted earnings per share to be in the $1.98 to $2.08 range.

Capital Expenditures

Total capital expenditures for 2006 were $158.8 million, considerably below the capital spending levels of 2005 and the original estimate for 2006.  This decrease reflects the timing of expenditures and a shift of spending into 2007.  The expansion of Bemis’ medical packaging capacity in North America, Northern Ireland and Malaysia is scheduled to be completed during 2007.  In addition, investments in new capacity in high growth product lines will align production capacity with expected demand in 2007.  Including the remaining capital spending for 2006 projects, capital expenditures for 2007 are anticipated to be in the $175 to $185 million range.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s restructuring initiative.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of the Company’s restructuring initiative on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is included with this press release.  Additional details related to these non-GAAP disclosures are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns, the timing of installation of new capacity, market acceptance of new products, the results of competitive bid processes, estimates of restructuring and related charges, foreign currency fluctuations and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2005.

Bemis Company, Inc. will Webcast an investor telephone conference regarding its fourth quarter 2006 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2006 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 16,000 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2006	2005	2006	2005

Net sales	$900,597	$892,048	$3,639,363	$3,473,950

Costs and expenses:
Cost of products sold	731,565	712,329	2,942,650	2,798,326
Selling, general and administrative expenses	86,663	80,369	336,409	330,881
Research and development	6,145	5,761	25,024	23,528
Interest expense	11,724	10,567	49,252	38,737
Other costs (income), net	(1,598)	(1,019)	(3,308)	112
Minority interest in net income	1,093	1,840	3,540	5,937

Income before income taxes	65,005	82,201	285,796	276,429

Provision for income taxes	23,400	37,300	109,500	113,900

Net income	$41,605	$44,901	$176,296	$162,529

Basic earnings per share of common stock	$.40	$.43	$1.68	$1.53

Diluted earnings per share of common stock	$.39	$.42	$1.65	$1.51

Cash dividends paid	$.19	$.18	$.76	$.72

Weighted average common shares outstanding	104,839	105,301	104,865	106,433
Weighted average common shares and common stock equivalents outstanding	106,977	106,707	106,767	107,819

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Dec 31,	Dec 31,
	2006	2005
ASSETS

Cash	$101,524	$91,125
Accounts receivable, net	448,382	436,035
Inventories, net	467,853	420,950
Prepaid expenses	65,317	39,700
Total current assets	1,083,076	987,810

Property and equipment, net	1,175,959	1,143,539

Goodwill	603,691	581,419
Other intangible assets, net	102,123	105,580
Deferred charges and other assets	53,679	146,252
Total	759,493	833,251

TOTAL ASSETS	$3,018,528	$2,964,600

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$16,345	$3,907
Short-term borrowings	51,232	50,107
Accounts payable	361,125	327,569
Accrued salaries and wages	94,220	79,056
Accrued income and other taxes	10,307	13,681
Total current liabilities	533,229	474,320

Long-term debt, less current portion	722,211	790,107
Deferred taxes	133,408	168,447
Deferred credits and other liabilities	128,317	154,679
Total liabilities	1,517,165	1,587,553

Minority interest	29,185	27,692

Stockholders' equity:
Common stock issued (116,114,347 and 115,978,746 shares)	11,611	11,598
Capital in excess of par value	317,177	267,274
Retained income	1,431,747	1,337,590
Other comprehensive income (loss)	29,260	32,706
Treasury common stock (11,272,771 and 10,672,771 shares)	(317,617)	(299,813)
Total stockholders' equity	1,472,178	1,349,355

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,018,528	$2,964,600

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	Dec 31,
	2006	2005
Cash flows from operating activities
Net income	$176,296	$162,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152,375	150,779
Minority interest in net income	3,540	5,937
Excess tax benefit from share-based payment arrangements	(926)
Stock award compensation	11,694	14,199
Deferred income taxes	(7,930)	2,360
Income of unconsolidated affiliated company	(32)	(874)
Loss (gain) on sales of property and equipment	896	(667)
Non-cash restructuring related activities	13,145	(896)
Proceeds from cash flow hedge		6,079
Changes in working capital, net of effects of acquisitions	(17,163)	(24,396)
Net change in deferred charges and credits	6,427	(34,633)

Net cash provided by operating activities	338,322	280,417

Cash flows from investing activities
Additions to property and equipment	(158,837)	(186,965)
Business acquisitions and adjustments, net of cash acquired	(10,800)	(237,992)
Proceeds from sales of property and equipment	1,373	1,900
Proceeds from the sale of restructuring related assets	2,116	2,985

Net cash used in investing activities	(166,148)	(420,072)

Cash flows from financing activities
Proceeds from issuance of long-term debt		296,548
Repayment of long-term debt	(41,859)	(6,183)
Net repayment of commercial paper	(31,254)	(48,426)
Net borrowing of short-term debt	7,364	32,859
Cash dividends paid to stockholders	(82,139)	(76,634)
Common stock purchased for the treasury	(17,803)	(49,469)
Excess tax benefit from share-based payment arrangements	926
Stock incentive programs	51	1,366

Net cash provided (used) by financing activities	(164,714)	150,061

Effect of exchange rates on cash	2,939	(13,179)

Net (decrease) increase in cash	10,399	(2,773)

Cash balance at beginning of year	91,125	93,898

Cash balance at end of period	$101,524	$91,125

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Flexible Packaging operating profit	$83.6	$93.1	$335.1	$332.7

Pressure Sensitive Materials operating profit	$9.2	$14.7	$50.1	$41.3

General Corporate Expenses	$(15.0)	$(13.2)	$(46.6)	$(53.0)

Interest Expense	$(11.7)	$(10.6)	$(49.3)	$(38.7)

Minority Interest in Net Income	$(1.1)	$(1.8)	$(3.5)	$(5.9)

Income before Income Taxes	$65.0	$82.2	$285.8	$276.4

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$743.3	$720.1	$3,000.1	$2,855.8

Operating Profit as reported	$83.6	$93.1	$335.1	$332.7

Non-GAAP adjustments:
Restructuring and related charges (income)	$4.1	$0.1	$29.0	$0.6
Purchase accounting finalization		$(5.4)
Operating Profit as adjusted (non-GAAP)	$87.7	$87.8	$364.1	$333.3

Operating Profit as a percentage of Net Sales
As Reported	11.2%	12.9%	11.2%	11.7%
As Adjusted (non-GAAP)	11.8%	12.2%	12.1%	11.7%

Pressure Sensitive Materials
Net Sales	$157.3	$171.9	$639.3	$618.1
Year-end change; thirteenth month		$(24.6)		$(18.2)
Net sales as adjusted	$157.3	$147.3	$639.3	$599.9

Operating Profit as reported	$9.2	$14.7	$50.1	$41.3

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.0	$(0.5)	$1.0	$(1.5)
Year-end change; thirteenth month		$(3.2)		$(0.5)
Operating Profit as adjusted (non-GAAP)	$9.2	$11.0	$51.1	$39.3

Operating Profit as a percentage of Net Sales
As Reported	5.8%	8.6%	7.8%	6.7%
As Adjusted (non-GAAP)	5.9%	7.4%	8.0%	6.5%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share as reported	$0.389	$0.421	$1.651	$1.507

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$0.034	$(0.002)	$0.181	$(0.005)
Purchase accounting finalization		$(0.028)
Year-end change; thirteenth month		$(0.019)		$(0.003)
Additional income tax on repatriated earnings		$0.056		$0.056

Diluted earnings per share as adjusted (non-GAAP)	$0.423	$0.428	$1.832	$1.555